Exhibit 10.1

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT is made and dated as of April 14, 2016 and is entered into by and between FUELCELL ENERGY, INC., a Delaware corporation, and each of its Qualified Subsidiaries (hereinafter collectively referred to as the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (in such capacity, the “Agent”).
RECITALS
A.    Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Twenty Five Million Dollars ($25,000,000) (the “Term Loan”); and
B.    Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, Borrower, Agent and Lender agree as follows:
SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Agent a perfected first priority security interest in the subject account or accounts.
“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit F, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.
“Advance(s)” means a Term Loan Advance.
“Advance Date” means the funding date of any Advance.
“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.
“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote twenty five percent (25%) or more of the outstanding voting securities of another Person, (c) any Person twenty five percent (25%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, or (d) any Person related by blood or marriage to any Person described in subsection (a), (b) or (c) of this paragraph. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agent” has the meaning given to it in the preamble to this Agreement.
“Agreement” means this Loan and Security Agreement, as amended from time to time.
“Amortization Date” means May 1, 2017; provided however, if the Tranche II Milestone is satisfied, then November 1, 2017, and if the Performance Milestone is satisfied, May 1, 2018.
“Assignee” has the meaning given to it in Section 11.13.
“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.
“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.
“Cash” means all cash, cash equivalents and liquid funds.
“Change in Control” means (a) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity, or (b) a Fundamental Event (as defined under the Borrower’s Series B Preferred Shares).
“Claims” has the meaning given to it in Section 11.10.
“Closing Date” means the date of this Agreement.
“Collateral” means the property described in Section 3.
“Common Stock” means the Common Stock, $0.0001 par value per share, of the Borrower.
“Connecticut Indebtedness” means all outstanding Indebtedness (and any additional loans or advances to be made) pursuant to any of: (i) the Loan Agreement between Clean Energy Finance and Investment Authority and Borrower dated March 5, 2013 (the “CEFIA Financing”); (ii) the Loan Agreement between Borrower and the Connecticut Development Authority dated April 29, 2008 (the “CDA Financing”); and (iii) the Assistance Agreement between the State of Connecticut acting by the Department of Economic and Community Development and Borrower dated October 19, 2015 (the “DECD Financing”), in each case, as in effect on the Closing Date but including the DECD Phase 2 Loan.

“Connecticut Indebtedness Collateral” means all collateral granted by Borrower (or any of its Subsidiaries) in connection with any of the Connecticut Indebtedness as in effect on the Closing Date but including collateral to be granted pursuant to the DECD Phase 2 Loan.
“Confidential Information” has the meaning given to it in Section 11.12.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any Hedge Agreements; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business or Borrower guarantees of Project Documents entered into in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.
“Current Indebtedness” means all indebtedness listed on Schedule 1A.
“DECD Financing” shall have the meaning set forth in clause (iii) of the definition of Connecticut Indebtedness.
“DECD Phase 2 Loan” means an amount not to exceed $10,000,000 that may be loaned to Borrower after the date of this Agreement pursuant to the terms and conditions of the DECD Financing.
“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“Due Diligence Fee” means $35,000, which fee was paid to Lender prior to the Closing Date, and is deemed fully earned on such date paid regardless of the early termination of this Agreement.
“Eligible Foreign Subsidiary” means (i) Versa Power Systems Ltd., a corporation organized under the laws of Alberta, Canada, and (ii) any Foreign Subsidiary whose execution of a Joinder Agreement would not result in a material adverse tax consequence to Borrower but "Eligible Foreign Subsidiary" shall not include FCE FuelCell Energy Ltd, FCE Korea Ltd., or FuelCell Energy Solutions GmbH.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Event of Default” has the meaning given to it in Section 9.
“Facility Charge” means $250,000; provided, however, that if Borrower receives a Term Loan Advance under Tranche III, the Facility Charge shall increase by $62,500 to an aggregate amount of $312,500.
“Financial Statements” has the meaning given to it in Section 7.1.
“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state within the United States.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“Gross Profit” means, on a consolidated basis for Borrower and its Subsidiaries, Borrower’s total revenues minus Borrowers’ ‘total cost of revenues’ as calculated under Borrower’s income statement for the fiscal year ended October 31, 2015.
“Guaranty” means a Guaranty in a form reasonably acceptable to Agent.
“Hedge Agreement” means any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, fuel or mineral or other commodity hedge or exchange agreement or any other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates, commodity or mineral prices;
“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit, entered into in the ordinary course of business that are due within ninety (90) days) ), (b) reimbursement and other obligations with respect to surety bonds and letters of credit, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all capital lease obligations, and (e) all Contingent Obligations.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.
“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.
“Joinder Agreements” means for each Qualified Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit E.

“Lender” has the meaning given to it in the preamble to this Agreement.
“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.
“Loan” means the Advances made under this Agreement.
“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Pledge Agreement, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.
“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.
“Maximum Term Loan Amount” means Twenty Five Million and No/100 Dollars ($25,000,000).
“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.
“Mortgages” means mortgages, deeds of trust or similar instruments of obtaining a security on real property, on either a first or second lien basis, for real property.
“Note(s)” means a Term Note.
“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.
“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.
“Perfection Certificate” means that certain Perfection Certificate delivered by the Borrower to Agent as of the date hereof.
“Performance Milestone” means (a) no Event of Default shall have occurred and is continuing; and (b) Borrower shall have achieved (i) 90% of forecasted GAAP revenue and (ii) 80% of forecasted Gross Profit, in each case based on the plan approved by Borrower to Lender on or prior to the execution of this Agreement.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Current Indebtedness existing on the Closing Date pursuant to the terms existing as of the Closing Date; (iii) Indebtedness of up to $3,000,000 outstanding at any time secured by a Lien described in clause (vi) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness; (iv) Indebtedness incurred in the ordinary course of business with corporate credit cards not to exceed $1,000,000 outstanding at any time; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Qualified Reimbursement Obligations not to exceed $75,000,000 outstanding at any time, provided that only $15,000,000 in Qualified Reimbursement Obligations outstanding at any time may be secured, and provided further that any security in connection with Qualified Reimbursement Obligations shall be limited solely to cash collateral pledged in non-recourse Deposit Accounts (provided that the foregoing $75,000,000 and $15,000,000 limitations shall be applied without taking into account any Qualified Reimbursement Obligations that are included in Current Indebtedness); (vii) Project Company Indebtedness; (viii) unsecured guarantees with respect to Project Company Indebtedness not to exceed $75,000,000 outstanding at any time; (ix) Indebtedness to JP Morgan Chase Bank in an amount not to exceed $5,000,000 and on terms and conditions similar to Borrower’s prior debt facility with JP Morgan Chase Bank subject to (A) the reasonable approval of Agent, (B) intercreditor agreement in form and substance reasonably satisfactory to Agent, and (c) that any security granted to JP Morgan Chase Bank under such facility must also be provided to secure the Obligations; (x) intercompany Indebtedness as long as either (A) each of the Subsidiary obligor and the Subsidiary obligee under such Indebtedness is a Qualified Subsidiary that has executed a Joinder Agreement; (xi) Indebtedness pursuant to Hedge Agreements not to exceed $500,000 outstanding at any time; (xii) the DECD Phase 2 Loan; (xiii) Indebtedness to trade creditors incurred in the ordinary course of business; and (xiv) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investment” means: (i) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (ii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iii) Investments accepted in connection with Permitted Transfers; (iv) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (v) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (v) shall not apply to Investments of Borrower in any Subsidiary; (vi) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (vii) Investments consisting of travel advances in the ordinary course of business; (viii) Investments in Qualified Subsidiaries, provided that each such Qualified Subsidiary is party to a Joinder Agreement or Guaranty and executes such other documents as shall be reasonably requested by Agent; (ix) Investments in Foreign Subsidiaries, as long as no Event of Default has occurred and is existing, in an amount not to exceed $5,000,000 in the aggregate in any fiscal year; (x) Investments in Project Companies (directly or indirectly through FuelCell Energy Finance, LLC), as long as no Event of Default has occurred and is existing, pursuant to Project Roundtrip Transactions; provided that in each case substantially all of such invested proceeds are used (X) in connection with the development, construction, ownership and operation of Projects by Project Companies including with regard to proceeds that are paid by a Project Company to Borrower or any Affiliate thereof in connection with the acquisition or construction of equipment or other assets or services related to such Project; or (Y), solely with respect to Project Roundtrip Transactions, to repay Project Company Indebtedness; (xi) [Reserved]; (xii) joint ventures, strategic alliances or similar transactions with private or governmental entities so long as any cash investment in such transaction does not exceed $2,500,000 on an annual basis; and (xiii) additional cash Investments that do not exceed $1,000,000 in the aggregate. For the avoidance of doubt, research and development or cost sharing transactions with private or governmental entities consisting of Permitted Licenses by Borrower or its Affiliates, the acquisition of technology or equipment by Borrower or its Affiliates, the development of technology, the providing of technical support, the entering into of new markets and/or the sharing of costs for Project or technology development shall not be considered "Investments" under this Agreement as long such activities are not structured as a beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.
“Permitted Licenses” means (a) non-exclusive licenses and similar non-exclusive licensing arrangements for the use of Intellectual Property in the ordinary course of business, or (b) exclusive licenses provided that such exclusive licenses do not provide the licensee with the right to acquire ownership of the licensed property at the end of the license term or otherwise prevent Borrower from using the licensed property in the conduct of its business.
“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iii) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (iv) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (v) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vi) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of the definition of Permitted Indebtedness; (vii) Liens pursuant to any Current Indebtedness including those Liens to be granted in connection with the DECD Phase 2 Loan; (viii) Liens pursuant to any Project Company Indebtedness as long as such Liens are limited to the assets held by Project Companies and equity interests in Project Companies held by FuelCell Energy Finance, LLC; (ix) (a) leasehold interests in leases or subleases and (b) Permitted Licenses; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens securing obligations permitted under clause (vi) of the definition of Permitted Indebtedness; (xv) security deposits in connection with real property leases in an aggregate amount not to exceed $500,000 at any time; (xvi) Lien currently held by JPMorgan Chase Bank on each of JPMorgan Chase Bank account numbers XXXXXXXX, XXXXXXXX and XXXXXXXX (each as further described in the Perfection Certificate) securing credit card, Letter of Credit and ACH obligations; (xvii) Lien held by Dominion Bridgeport Fuel Cell, LLC on BB&T Bank account number XXXXXXXX (as further described in the Perfection Certificate) with respect to obligations owed by FuelCell Energy, Inc. to Dominion Bridgeport Fuel Cell, LLC; and (xviii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xi) and (xv) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.
“Permitted Shell Subsidiaries” means those Subsidiaries of Borrower listed on Schedule AC.
“Permitted Transfers” means (i) sales of inventory or assets similar to inventory held by Project Companies, in each case in the ordinary course of business, (ii) dispositions solely pursuant to Project Roundtrip Transactions, (iii) any transfer that constitutes a Permitted Lien, (iv) transfers of intellectual property solely under Permitted Licenses, (v) dissolution or disposition for fair value of the assets of the Permitted Shell Subsidiaries to a Qualified Subsidiary or Borrower, (vi) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (vii) sale of any Project Company, provided that (A) all proceeds of such sale shall be, other than to repay any Project Company Indebtedness incurred by such Project Company, distributed to Borrower, and (B) Borrower remains a service provider under a service agreement with respect to the operations, services and maintenance of such Project Company, and (viii) other Transfers of assets having a fair market value of not more than $1,000,000 in the aggregate in any fiscal year.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
“Pledge Agreement” means that certain Pledge Agreement executed and delivered by Borrower to Agent and dated as of the Closing Date.
“POSCO Agreement” means that certain Cell Technology License and Transfer Agreement between Borrower and POSCO Energy Co., Ltd., dated as of October 31, 2012.
“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s Common Stock.
“Prepayment Charge” shall have the meaning assigned to such term in Section 2.5.

“Project” means any research or development project or facility developed and used to deploy the Borrower’s Products for fuel cell technology involving the creation, production or release of electric and/or thermal energy, hydrogen or syngas.
“Project Companies” means those Subsidiaries of Borrower listed on Schedule AD or as may be created after the Closing Date solely to hold all the assets of a Project.
“Project Company Indebtedness” means any Indebtedness, including Indebtedness listed on Schedule AB, that is incurred by either FuelCell Energy Finance, LLC or Project Companies for which substantially all of the proceeds are used (i) in connection with the development, construction, ownership and operation of Projects by Project Companies including with regard to proceeds that are paid by a Project Company to Borrower or any Affiliate thereof in connection with the acquisition or construction of equipment or assets or services related to such Project; (ii) solely in connection with Project Roundtrip Transactions; or (iii) to repay Project Company Indebtedness; provided that in each case Project Companies Indebtedness shall be subject to terms and conditions similar to Project Companies Indebtedness in effect as of the Closing Date or other customary tax equity or project finance transactions. Notwithstanding anything herein to the contrary, Project Company Indebtedness can only constitute Indebtedness of Borrower to the extent such Indebtedness constitutes unsecured guarantees or Qualified Reimbursement Obligations solely permitted under the definition “Permitted Indebtedness”.
“Project Documents” means any power purchase agreement, offtake agreement, or similar revenue generating agreement entered into in connection with a Project by a Project Company.
“Project Roundtrip Transaction” means, as long as no Event of Default has occurred and is existing, a transaction by which: Borrower makes an Investment in any Project Company so that such Project Company can pay off in full such Project Company’s then outstanding Project Company Indebtedness or incur Project Company Indebtedness, in each case as long as (a) within 10 Business Days of such Investment either (A) such Project Company is Transferred to a purchaser providing financing similar to the financing that constitutes Project Company Indebtedness as of the Closing Date, or (B) such Project Company incurs other Project Company Indebtedness, in each case so that the proceeds of such Project Company Indebtedness are distributed dollar for dollar for the amount of such Investment back to Borrower, (b) no Investment under a Project Roundtrip Transaction shall exceed $10,000,000 in each instance (i.e. no more than $10,000,000 outstanding from any Project Company before the proceeds have to be distributed back to Borrower to cover the amount invested dollar for dollar) and (c) no more than $30,000,000 will be outstanding (i.e. not returned dollar for dollar) in connection with Project Roundtrip Transactions.
“Qualified Reimbursement Obligations” means obligations incurred in connection with letters of credit or surety bonds issued on behalf of the Borrower or a Subsidiary for the purpose of securing any obligations with respect to: (i) the acquisition, development or construction of equipment or facilities; (ii) the development, construction and operation of a Project; and (iii) all contracts and other arrangements relating to the foregoing including Project related contracts such as interconnection agreements and arrangements regarding power purchase agreements and similar items.
“Qualified Subsidiary” means any direct or indirect Domestic Subsidiary (other than the Project Companies, Permitted Shell Subsidiaries or FuelCell Energy Finance, LLC) or Eligible Foreign Subsidiary.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.
“Required Lenders” means at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.
“SEC” means the Securities and Exchange Commission.
“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.
“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.
“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.
“Term Loan Advance” means any Term Loan funds advanced under this Agreement.
“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) 9.50% plus the prime rate as reported in The Wall Street Journal minus 4.00%, and (ii) 9.50%.
“Term Loan Maturity Date” means October 1, 2018.
“Term Note” means a Promissory Note in substantially the form of Exhibit B.
“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.
“Tranche II Milestone” means (a) Borrower issues a press release or provides other evidence that the 5.6-megawatt fuel cell power plant deploying Borrower’s Products at the Pfizer, Inc. facility in Groton, Connecticut has achieved Commercial Operations Date (as defined in the Tranche II Pfizer PPA on the Closing Date); and (b) Borrower has received equity financing of any kind (including unsecured or subordinated (subject to terms reasonably satisfactory to Agent) convertible Indebtedness) or upfront or milestone proceeds from one or more new strategic licensing transactions, corporate collaborations or Permitted Licenses, in each case (A) pursuant to a plan agreed to by Agent and Borrower in writing prior to the Closing Date, and (B) subject to verification by Agent in its reasonable discretion.
“Tranche II Pfizer PPA” means that certain Power Purchase Agreement between Pfizer, Inc., FuelCell Energy, Inc., and Groton FuelCell 1, LLC. dated as of December 23, 2015.

“Tranche III” shall have the meaning assigned to such term in Section 2.2(a).
“Tranche III Milestone” means (a) no Event of Default shall have occurred and is continuing; (b) Borrower and Agent, each in its sole discretion, have agreed upon performance milestones for the additional advance in connection with the Tranche III Milestone; and (c) Agent has obtained investment committee approval to make such advance.
“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.
SECTION 2. THE LOAN

2.1 [RESERVED]

2.2 Term Loan.

(a)Advances. Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, a Term Loan Advance of $15,000,000 on the Closing Date. Beginning on the later of (i) October 15, 2016 and (ii) the date that the Tranche II Milestone is satisfied, and continuing until December 15, 2016, Borrower may request additional Term Loan Advances in an aggregate amount up to $5,000,000. Beginning on the later of (i) January 1, 2017 and (ii) the date that the Tranche III Milestone is satisfied, and continuing until June 15, 2017, Borrower may request additional Term Loan Advances in an aggregate amount up to $5,000,000 (“Tranche III”). In each case, Term Loan Advances must be in minimum increments of $5,000,000. The aggregate outstanding Term Loan Advances may only be up to the Maximum Term Loan Amount.

(b) Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least three (3) Business Days before the Advance Date other than the Closing Date, which shall be at least one (1) Business Day) to Agent. Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c)Interest. The principal balance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the prime rate changes from time to time.

(d)Payment. Borrower will pay interest on each Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on (i) each payment date of all periodic obligations payable to Lender under each Term Advance and (ii) out of pocket legal fees and costs incurred by Agent or Lender that are required to be reimbursed by Borrower pursuant to Section 11.11 of this Agreement.

2.3 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4 Default Interest. In the event any payment is not paid on of the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(c) plus five percent (5%) per annum. In the event any interest is not paid on the date when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(c) or Section 2.4, as applicable.

2.5 Prepayment. At its option upon at least seven (7) Business Days prior notice to Agent, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, and all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Advance Date for the respective Advance, 3.00%; after twelve (12) months but prior to twenty four (24) months, 2.00%; and thereafter, 1.00% (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control. Notwithstanding the foregoing, Agent and Lender agree to waive the Prepayment Charge if Agent and Lender (in its sole, absolute and unfettered discretion) agree in writing to refinance the Advances prior to the Maturity Date.

2.6 End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of $1,700,000; provided, however, that if Borrower receives a Term Loan Advance under Tranche III, the charge shall increase to $2,125,000. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.7 Credit of Facility Charge. If at least $20,000,000 of the Loan is funded and, following funding, remains outstanding through the Term Loan Maturity Date, Lender will credit to Borrower an amount equal to the Facility Charge so that Borrower’s final payments in full of the Secured Obligations on the Term Loan Maturity Date will be reduced by the amount of the Facility Charge. Notwithstanding the foregoing, the Facility Charge is fully earned and owed on the Closing Date.

2.8 Notes. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.9 Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender.
SECTION 3. SECURITY INTEREST

3.1 As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.

3.2 Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary (other than an Eligible Foreign Subsidiary) which shares entitle the holder thereof to vote for directors or any other matter, (b) equity interests in any Project Company not owned directly by Borrower , and (c) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC).

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:
4.1 Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a) executed copies of the Loan Documents, Account Control Agreements, a legal opinion of Borrower’s counsel (both in-house and outside), and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

    (b) certified copy of resolutions of Borrower’s audit and finance committee of the board of directors evidencing approval of the Loan and other transactions evidenced by the Loan Documents;

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d) a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e) payment of the Due Diligence Fee (which was paid prior to the Closing Date), Facility Charge (to the extent owed hereunder) and reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance provided that Agent and Lender have provided to Borrower an invoice of such expenses and such expenses do not on the Closing Date exceed an aggregate of $165,000; and

(f) such other documents as Agent may reasonably request prior to the Closing Date.

4.2 All Advances. On each Advance Date:

(a) Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2(b), each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request.

(b) The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3 No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:
5.1 Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2 Collateral. Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4 Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5 Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, that is reasonably expected to result in a Material Adverse Effect. For all purposes of this Agreement, the clause “knowledge of Borrower” means the actual knowledge (after reasonable due inquiry) of any of the Chief Executive Officer, Chief Financial Officer or Managing Counsel of Borrower.

5.6 Laws; Material Contracts. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. No event of default or event that with the passage of time could result in an event of default exists under the Current Indebtedness or any Project Company Indebtedness. In addition, to the knowledge of Borrower with respect to any Person other than Borrower or its Subsidiaries, no event of default or event that with the passage of time would result in an event of default exists under any provision of the Project Documents, the POSCO Agreement, any document evidencing Preferred Stock, or any other agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound that default is reasonably expect to result in a Material Adverse Effect. Borrower, its Affiliates and, to the knowledge of the Borrower, any agent or other party acting on behalf of Borrower or its Affiliates are in compliance with all applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations, and none of the funds to be provided under this Agreement will be used, directly or indirectly, for any activities in violation of such laws and regulations.

5.7 Information Correct and Current. No information, report, Advance Request, financial statement, or exhibit or schedule to this Agreement furnished, by or on behalf of Borrower to Agent contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. All financial or business projections provided by Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, that actual results may differ materially).

5.8 Tax Matters. Except as described on Schedule 5.8 and except those being contested in good faith with adequate reserves under GAAP, (a) Borrower has filed all material federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all material taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business. Except as described on Schedule 5.9: (i) to the knowledge of Borrower, each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. The Perfection Certificate contains a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in breach of, nor has Borrower failed to perform any obligations under, any of the foregoing contracts, licenses or agreements where such breach or failure to perform is reasonably expected to result in a Material Adverse Effect. To the knowledge of Borrower, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property. Except as described on Schedule 5.10, Borrower has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without material condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee. All Intellectual Property security filings made against Borrower’s Intellectual Property, as the same appear on search results delivered to Borrower prior to the Closing Date, (a) were not authorized by Borrower or any of its Subsidiaries, and (b) do not encumber any material Intellectual Property of Borrower or any of its Subsidiaries.

5.11 Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the knowledge of Borrower, is there a reasonable basis for any such claim. Neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12 Financial Accounts. The Perfection Certificate, as may be updated by the Borrower in a written notice provided to Agent after the Closing Date, contains a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans. Except for travel cash advances to employees in the normal course of business, Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14 Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a prompt written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

5.15 Mortgaged Properties. All Mortgages on real property owned by Borrower do not prevent Agent or Lender to access such properties as permitted for and provided under this Agreement but subject to all of the remedies of the holders of the Connecticut Indebtedness in the Connecticut Indebtedness Collateral.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2 Certificates. Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to Agent’s interests. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.

6.3 Indemnity. Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:
7.1 Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”). As long as Borrower is a publicly traded company filing reports with the SEC, within ten (10) days of Borrower’s filing of any Form 8 K, 10 Q or 10K, Borrower shall provide Agent with copies of the such reports. If, at any time Borrower ceases to be a publicly traded company and, as a result, the foregoing information is no longer filed with the SEC, then, from and after such time, Borrower shall provide Agent with the Financial Statements referred to in clauses (b) and (c) below. In addition, in all cases, Borrower shall comply with and provide Agent the Financial statements referred to clauses (a), (d) and (e) below.

(a) as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements.

(b) as soon as practicable (and in any event within 40 days) after the end of each fiscal quarter, unaudited interim and year-to-date financial statements as of the end of such fiscal quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments; as well as the most recent capitalization table for Borrower, including the weighted average exercise price of employee stock options.

(c) as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, unqualified and without any going concern or similar qualification, audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants.

(d) as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit D;

(e) as soon as practicable (and in any event within 21 days) after the end of each fiscal quarter, a report showing agings of accounts receivable and accounts payable;

(f) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the SEC or any governmental authority that may be substituted therefor, or any national securities exchange;

(g) Borrower shall provide Agent with financial and business projections promptly following their approval by Borrower’s Board of Directors, and in any event, within 30 days prior to the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent.

Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed), make any material change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on October 31.
The executed Compliance Certificate may be sent via email to Agent at legal@herculestech.com and tpandjiris@htgc.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to legal@herculestech.com and tpandjiris@htgc.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Agent at: (866) 468-8916, attention Chief Credit Officer.
Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower emails a link thereto to Agent; provided that Borrower shall directly provide Agent all Financial Statements required to be delivered pursuant to Section 7.1(b) and (c) hereunder.

7.2 Management Rights. Subject to Borrower’s reasonable safety and security procedures, Borrower shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, at the expense of Borrower, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than twice per fiscal year and Agent shall take commercially reasonably efforts to limit the costs of each visit to no more than $15,000. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.

7.3 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Agent’s Lien on the Collateral, subject to Permitted Liens. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness pursuant to its then applicable payment schedule, (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower, (d) as otherwise permitted hereunder or approved in writing by Agent (including with respect to any Intercreditor Agreements), or (e) the prepayment of any Project Company Indebtedness pursuant to a Project Roundtrip Transaction with the use of funds obtained in another Project Company Indebtedness transaction or in connection with a sale of any Project Company permitted under clause (vii) of the definition “Permitted Transfer.”

7.5 Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted

Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property other than Permitted Liens of the type described in clauses (i), (ii), (iii) and (ix)(b) of the definition of Permitted Liens. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets. Borrower shall not agree with any Person other than Agent or Lender to either encumber or not encumber its property except for Permitted Liens of the type describe in clauses (ii), (vii), (viii), and (ix) of the definition of Permitted Liens and customary anti-assignment provisions in contracts or licenses, in each case only to the extent such covenant not to encumber is limited to the specific asset that is the subject of the applicable Permitted Lien.

7.6 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7 Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest in cash other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that (i) a Subsidiary may pay dividends or make distributions to Borrower and (ii) so long as no Event of Default has occurred and is continuing, Borrower may pay cash dividends under Borrower’s (A) Series 1 Preferred Shares in an amount not to exceed Canadian $1,250,000 per year, and (B) Series B Preferred Shares in an amount not to exceed U.S. $3,300,000 per year, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate. For the avoidance of doubt, Borrower shall not use cash to retire, redeem or make principal payments other than those referenced in (ii) above on its Convertible Perpetual Preferred Stock without the consent of Agent.

7.8 Transfers. Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any portion of its assets.

7.9 Mergers or Acquisitions. Borrower shall not (i) merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower, (b) a Borrower into another Borrower, (c) a Permitted Shell Subsidiary into a Borrower, (d) Setauket Fuel Cell Park, LLC into a Project Company, (e) a Transfer solely pursuant to a Project Roundtrip Transaction, or (ii) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except acquisitions of property by either FuelCell Energy Finance, LLC or any Project Company in connection with the development, construction, ownership and operation of Projects provided that the aggregate cost of such acquisitions does not exceed $1,000,000 of cash payments by Borrower per fiscal year.

7.10 Taxes. Borrower and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Agent, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom except as otherwise provided in Section 6.3. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11 Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent. Neither Borrower nor any Subsidiary shall suffer a Change in Control except for any Change in Control solely in connection with a Transfer under a Project Roundtrip Transaction or a Permitted Transfer. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Qualified Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

7.12 Deposit Accounts. Neither Borrower nor any Qualified Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement (or similar charge or lien under applicable law) or the following accounts: (a) an account with Webster Bank provided such account holds no more than $25,000 until such account is subject to an Account Control Agreement, (b) accounts pledged in connection with Project Companies Indebtedness as of the Closing Date, (c) accounts to support employee health and benefit plans, provided such accounts in the aggregate hold no more than $500,000 until such accounts are subject to an Account Control Agreement, (d) JPMorgan Chase Bank account number XXXXXXXXX, containing investment funds and as further described in the Perfection Certificate, which account balance shall be transferred and such account closed within 30 Business Days following the date hereof, (e) accounts securing Qualified Reimbursement Obligations, and (f) each of the following accounts as further described in the Perfection Certificate, in each case, so long as such account is restricted or an Account Control Agreement is prohibited thereon as of the date hereof: Blackrock account number XXXXXXXX provided such account holds no more than $500,000 until such account is subject to an Account Control Agreement; JPMorgan Chase account numbers XXXXXXXX provided such account holds no more than $10,000,000 until such account is subject to an Account Control Agreement, XXXXXXXX provided such account holds no more than $3,000,000 until such account is subject to an Account Control Agreement, XXXXXXXXX provided such account holds no more than $350,000 until such account is subject to an Account Control Agreement and 58119 provided such account holds no more than $1,100,000 until such account is subject to an Account Control Agreement; BB&T account number XXXXXXXX provided such account holds no more than $15,150,000 until such account is subject to an Account Control Agreement; PNC Bank account number XXXXXXXX provided such account holds no more than $7,000,000 until such account is subject to an Account Control Agreement; and Peoples United Bank account number XXXXXXXX provided such account holds no more than $305,000 until such account is subject to an Account Control Agreement. If Borrower is able to obtain an Account Control Agreement on any of the aforementioned accounts in Section 7.12(f) in the future, Borrower will establish such Account Control Agreements in favor of Agent within 30 days of being able to obtain such Account Control Agreement. FuelCell Energy Solutions GmbH shall not hold more than 10,000,000 Euros in the aggregate in any accounts. FCE Korea Ltd. shall not hold more than $3,000,000 in the aggregate in any accounts.

7.13 Notice of Subsidiary Formation. Borrower shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary that is a Qualified Subsidiary to execute and deliver to Agent a Joinder Agreement.

7.14 Intentionally Deleted.

7.15 Notification of Event of Default. Borrower shall notify Agent immediately of the occurrence of any Event of Default.

7.16 Reserved.

7.17 Permitted Shell Subsidiaries; FCE FuelCell Energy. Borrower agrees (a) that each Permitted Shell Subsidiary shall not hold any assets or incur any liabilities other than the assets it holds and the liabilities it has incurred as of the Closing Date, and (b) to use commercially reasonable efforts to dissolve, dispose or transfer for fair value all the assets of the Permitted Shell Subsidiaries to Borrower or in the case of Setauket Fuel Cell Park, LLC to either Borrower or a Project Company, in each case by December 31, 2016; provided that if any such Permitted Shell Subsidiary is not dissolved by December 31, 2016, such Subsidiary shall execute a Joinder and become a co-borrower hereunder. Borrower further agrees that until such time as FCE FuelCell Energy Ltd. has executed a Joinder and become a co-borrower hereunder, FCE FuelCell Energy Ltd. shall (a) have no operations, (b) not incur any liabilities other than the liabilities it has already incurred as of the Closing Date, and (c) not receive any Cash from any Person other than (i) the distributions permitted under Section 7.7 solely for the purposes of paying those distributions as required under the relevant Preferred Stock documents as in effect on the Closing Date, or (ii) de minimis amounts required for purposes of maintaining the corporate existence of FCE FuelCell Energy Ltd. For the avoidance of doubt, there is no obligation under this Agreement for FCE FuelCell Energy Ltd. to execute a Joinder and become a co-borrower of the Obligations as long as Borrower complies with this Section 7.17.

7.18 Mortgaged Property. Borrower ensures that Agent and Lenders shall have access, as permitted under and provided for in this Agreement, to all properties of Borrower subject to any Mortgages and subject to any remedies of the holders of the Connecticut Indebtedness in the Connecticut Indebtedness Collateral.

7.19 Post Close Items. Notwithstanding any term herein to the contrary, Borrower may deliver, and has the obligation to deliver, the following items within thirty (30) Business Days of the Closing Date: (a) a Joinder and all related security steps in connection with such Joinder for Versa Power Systems Ltd., (b) removal of all Intellectual Property security filings made against Borrower’s Intellectual Property as the same appear on search results delivered to Borrower prior to the Closing Date, subject to documentation and evidence reasonably requested by Agent, (c) a pledge of all shares or equity interests required under Section 3.1 and 3.2 in FCE FuelCell Energy Ltd, and FCE Korea Ltd., and (d) a pledge of all shares or equity interests required under Section 3.1 and 3.2 in FuelCell Energy Solutions GmbH. As of the Closing Date, the pledges of shares or equity interests required under Section 3.1 and 3.2 in FCE FuelCell Energy Ltd., FCE Korea Ltd. and FuelCell Energy Solutions GmbH shall be limited to the laws of the United States, including without limitation the laws of the States of California and Delaware, and not any laws outside of the United State or its territories applicable to such pledges.

SECTION 8. FINANCIAL COVENANTS

8.1 Intentionally Deleted.

8.2 Minimum Unrestricted Cash Balance. At all times, Borrower shall maintain an unrestricted Cash balance of at least (a) 75% of the outstanding Loan balance plus (b) the amount of accounts payable (as defined under GAAP) not paid within 90 days of the date payment was issued, in accounts subject to an Account Control Agreement in favor of Agent.

Borrower shall provide Lender evidence of compliance with the financial covenants under this Section 8 in form and substance reasonably acceptable to Agent and any supporting documentation reasonably requested by Agent, including certification of such compliance by the Chief Executive Officer or Chief Financial Officer of Borrower.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:
9.1 Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative, operational or other error of Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and Lender, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.17, 7.19 and 8), any other Loan Document or any other agreement among Borrower, Agent and Lender, such default continues for more than ten (10) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower, and (ii) Borrower has actual knowledge of such default, or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.17, 7.19 and 8, the occurrence of such default; or

9.3 Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4 Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5 Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6 Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a final judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $750,000 (and such attachment, seizure, levy or judgment is not stayed or vacated by Borrower within 45 days) or Borrower is enjoined or in any way prevented by court order from conducting any material part of its business; or

9.7 Other Indebtedness. The occurrence of any (a) event of default under any Indebtedness of Borrower or any Subsidiary in excess of $750,000, (b) payment being demanded under any guaranty issued by Borrower in connection with Indebtedness in excess of $750,000, (c) any event of default under any Project Document that is reasonably likely to result in payments by Borrower or any Subsidiary of $750,000 or more, or (d) any event of default under the POSCO Agreement that is reasonably likely to result in payments by Borrower or any Subsidiary of $750,000 or more.

SECTION 10. REMEDIES

10.1 General. Upon and during the continuance of any one or more Events of Default, (i) Agent may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;
Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and
Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.
Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.
10.3 No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a) If to Agent:

HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Tony Pandjiris
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@herculestech.com and tpandjiris@htgc.com
Telephone: 650-289-3060
with a copy (which shall not constitute notice) to:
LATHAM & WATKINS LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111
Attention: Haim Zaltzman
Telephone: 415-395-8870
email: haim.zaltzman@lw.com

(b) If to Lender:

HERCULES CAPITAL, INC.

Legal Department
Attention: Chief Legal Officer and Tony Pandjiris
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@herculestech.com and tpandjiris@htgc.com
Telephone: 650-289-3060

with a copy (which shall not constitute notice) to:
LATHAM & WATKINS LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111
Attention: Haim Zaltzman
Telephone: 415-395-8870
email: haim.zaltzman@lw.com

(c) If to Borrower:

FUELCELL ENERGY, INC.
3 Great Pasture Road
Danbury, CT 06810
Attention: Chief Financial Officer and Legal Department
Telephone: 203-825-6049
email: mbishop@fce.com; jarasimowicz@fce.com;
with a copy (which shall not constitute notice) to:
FOLEY & LARDNER LLP
Washington Harbour
3000 K Street, N.W.
Suite 600
Washington, D.C. 20007-5109
Attention: John Klusaritz
Telephone: 202-672-5310
email: JKlusaritz@foley.com

or to such other address as each party may designate for itself by like notice.
11.3 Entire Agreement; Amendments.

(a) This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated February 10, 2016).

(b) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the Lender, the Agent and all future holders of the Loans.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers. No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided that so long as no Event of Default has occurred and is continuing neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a competitor of Borrower as described in Item 1 of the 2015 Form 10K filed with the SEC by Borrower.

11.8 Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of California, and shall have been accepted by Agent and Lender in the State of California. Payment to Agent and Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a.)Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement or any other Loan Document.

(b.)If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c.)In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11 Professional Fees. Borrower promises to pay Agent’s and Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Agent and Lender after the Closing Date in connection with or related to: (a) the Loans, (b) the administration (such costs, solely with respect to ordinary course site visits and similar administration of the Loan, to be limited to direct out of pocket expenses of Agent or Lender), collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (d) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12 Confidentiality. Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and Lender agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or Lender in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13 Assignment of Rights. Borrower acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.

11.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lender and the Borrower.

11.17 Agency.

(a.)Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b.)Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Loan Commitments) in effect on the date on which indemnification is sought under this Section 11.17, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c.)Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d.)Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:

(i)	be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)
have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lender, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)
except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

(e.)The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f.)The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(g.)Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the

Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.18 Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

11.19 Multiple Borrowers.

(a)Borrower’s Agent. Each of the Borrowers hereby irrevocably appoints FuelCell Energy, Inc. as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from the Agent or any Lender. The Agent may rely, and shall be fully protected in relying, on any request for the Term Loan, disbursement instruction, report, information or any other notice or communication made or given by the Borrower, whether in its own name or on behalf of one or more of the other Borrowers, and the Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Borrowers’ obligations hereunder be affected thereby.

(b)Waivers. Each Borrower hereby waives: (i) any right to require the Agent to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with the Agent or any Indebtedness of the Agent or any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy the Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Agent or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of the Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Secured Obligations. If any claim is ever made upon the Agent for repayment or recovery of any amount or amounts received by the Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by the Agent with any such claimant (including without limitation the any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Borrower shall be and remain liable to the Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by the Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, the Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which the Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as the Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable. Each Borrower consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Secured Obligations. Each Borrower further consents and agrees that the Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations. Without limiting the generality of the foregoing, the Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d)Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Agent. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of the Agent or any Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting the Agent to furnish to it any information now or hereafter in the Agent’s possession concerning the same or any other matter.

(e)Subordination. All Indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and the Borrower holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.
BORROWER:
FUELCELL ENERGY, INC.
Signature:    /s/ Michael S. Bishop
Print Name:    Michael S. Bishop
Title:        SVP + CFO
Accepted in Palo Alto, California:
AGENT:
HERCULES CAPITAL, INC.
Signature:    /s/ Ben Bang
Print Name:    Ben Bang
Title:        Associate General Counsel

LENDER:
HERCULES CAPITAL, INC.
Signature:    /s/ Ben Bang
Print Name:    Ben Bang
Title:        Associate General Counsel

Table of Exhibits and Schedules
Exhibit A:    Advance Request
Attachment to Advance Request

Exhibit B:    Term Note
Exhibit C:    Name, Locations, and Other Information for Borrower
Exhibit D:    Compliance Certificate
Exhibit E:    Joinder Agreement
Exhibit F:    ACH Debit Authorization Agreement
Schedule 1    Subsidiaries
Schedule 1.1    Commitments
Schedule 1A    Current Indebtedness
Schedule 5.3    Consents, Etc.
Schedule 5.8    Tax Matters
Schedule 5.9    Intellectual Property Claims
Schedule 5.10    Intellectual Property
Schedule 5.11    Borrower Products
Schedule 5.14    Capitalization
Schedule AB    Project Company Indebtedness
Schedule AC    Permitted Shell Subsidiaries
Schedule AD    Project Companies

EXHIBIT A
ADVANCE REQUEST
To:     Agent:    Date:        __________, 201[_]
Hercules Capital, Inc. (the “Agent”)
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@herculestech.com and tpandjiris@htgc.com
Attn: Tony Pandjiris

FuelCell Energy, Inc. (“Borrower”) hereby requests from Hercules Capital, Inc. (“Lender”) an Advance in the amount of _____________________ Dollars ($________________) on ______________, _____ (the “Advance Date”) pursuant to the Loan and Security Agreement among Borrower, each of its Qualified Subsidiaries, Agent and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.
Please:
(a)    Issue a check payable to Borrower    ________
or
(b)    Wire Funds to Borrower’s account    ________[Note to Borrower: If filed publicly, account info to be redacted for security purposes.]
Bank: _____________________________
Address: _____________________________
_____________________________
ABA Number: _____________________________
Account Number: _____________________________
Account Name: _____________________________
Contact Person: _____________________________
Phone Number
To Verify Wire Info: _____________________________
Email address: _____________________________

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledges that Agent has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.
Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.
Borrower agrees to notify Agent promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Agent has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.
Executed as of [ ], 20[ ].
BORROWER: FUELCELL ENERGY, INC.
SIGNATURE:________________________
TITLE:_____________________________
PRINT NAME:______________________

ATTACHMENT TO ADVANCE REQUEST
Dated: _______________________
Borrower hereby represents and warrants to Agent that Borrower’s current name and organizational status is as follows:

Name:	FuelCell Energy, Inc.

Type of organization:	Corporation

State of organization:	Delaware
Organization file number:
Borrower hereby represents and warrants to Agent that the street addresses, cities, states and postal codes of its current locations are as follows:

EXHIBIT B
SECURED TERM PROMISSORY NOTE

$[ ],000,000	Advance Date: ___ __, 20[ ]
Maturity Date: _____ ___, 20[ ]
FOR VALUE RECEIVED, FuelCell Energy, Inc., a Delaware corporation, for itself and each of its Qualified Subsidiaries (the “Borrower”) hereby promises to pay to the order of Hercules Capital, Inc., a Maryland corporation(the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [ ] Million Dollars ($[ ],000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a rate as set forth in Section 2.2(c) of the Loan Agreement based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.
This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated as of April 14, 2016, by and among Borrower, each of its Qualified Subsidiaries, Hercules Capital, Inc., a Maryland corporation (the “Agent”) and the several banks and other financial institutions or entities from time to time party thereto as lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.
Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.
BORROWER FOR ITSELF AND
ON BEHALF OF ITS QUALIFIED SUBSIDIARIES:    FUELCELL ENERGY, INC.
By:
Title:

EXHIBIT C
NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER
1. Borrower represents and warrants to Agent that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	FuelCell Energy, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	3055699
2. Borrower represents and warrants to Agent that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:
NONE.
Name:
Used during dates of:
Type of Organization:
State of organization:
Organization file Number:
Borrower’s fiscal year ends on _____
Borrower’s federal employer tax identification number is: _______________

3. Borrower represents and warrants to Agent that its chief executive office is located at 3 Great Pasture Road, Danbury, CT 06810.

4. Borrower hereby represents and warrants to Agent that the street addresses, cities, states and postal codes of its current locations (other than its chief executive office) are as follows:
2 Great Pasture Road, Danbury, CT 06810
539 Technology Park Drive, Torrington, CT
283 Main Street, New Hartford, CT

EXHIBIT C
NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER
1. Borrower represents and warrants to Agent that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	Versa Power Systems, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	3437052
2. Borrower represents and warrants to Agent that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:
NONE.
Name:
Used during dates of:
Type of Organization:
State of organization:
Organization file Number:
Borrower’s fiscal year ends on _____
Borrower’s federal employer tax identification number is: _______________

3. Borrower represents and warrants to Agent that its chief executive office is located at 3 Great Pasture Road, Danbury, CT 06810.

4. Borrower hereby represents and warrants to Agent that the street addresses, cities, states and postal codes of its current locations (other than its chief executive office) are as follows:
NONE.

EXHIBIT C
NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER
1. Borrower represents and warrants to Agent that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	Versa Power Systems Ltd.

Type of organization:	Corporation

State of organization:	Alberta, Canada

Organization file number:	Nuans Number: 81422031
2. Borrower represents and warrants to Agent that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:
NONE.
Name:
Used during dates of:
Type of Organization:
State of organization:
Organization file Number:
Borrower’s fiscal year ends on _____
Borrower’s federal employer tax identification number is: _______________

3. Borrower represents and warrants to Agent that its chief executive office is located at 4852 52nd Street SE, Calgary, Alberta, Canada.

4. Borrower hereby represents and warrants to Agent that the street addresses, cities, states and postal codes of its current locations (other than its chief executive office) are as follows:
NONE.

EXHIBIT D
COMPLIANCE CERTIFICATE
Hercules Capital, Inc. (as “Agent”)
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Reference is made to that certain Loan and Security Agreement dated as of April 14, 2016 and the Loan Documents (as defined therein) entered into in connection with such Loan and Security Agreement all as may be amended from time to time (hereinafter referred to collectively as the “Loan Agreement”) by and among the several banks and other financial institutions or entities from time to time party thereto (collectively, the “Lender”), Hercules Capital, Inc., as agent for the Lender (the “Agent”), FuelCell Energy, Inc. (the “Company”), as Borrower, and each of its Qualified Subsidiaries. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.
The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies, in such capacity, that in accordance with the terms and conditions of the Loan Agreement, the Company is in compliance for the period ending ___________ of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year-end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED
Interim Financial Statements	Monthly within 30 days
Interim Financial Statements	Quarterly within 40 days
Audited Financial Statements	FYE within 90 days
Minimum US-based unrestricted Cash balance of at least 75% (at all times) held in accounts subject to a Deposit Account Control Agreement in favor of Agent.

.	At all times

Very Truly Yours,

FUELCELL ENERGY, INC.
By: ____________________________
Name: _____________________________
Its: ____________________________

EXHIBIT E
FORM OF JOINDER AGREEMENT
This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [ ], 20[ ], and is entered into by and between __________________, a ___________ corporation (“Subsidiary”), and HERCULES CAPITAL, INC., a Maryland corporation (as “Agent”).
RECITALS
A. Subsidiary’s Affiliate, FuelCell Energy, Inc. (“Company”) [has entered/desires to enter] into that certain Loan and Security Agreement dated as of April 14, 2016, with each of its Qualified Subsidiaries, the several banks and other financial institutions or entities from time to time party thereto as lender (collectively, the “Lender”) and the Agent, as such agreement may be amended, restated or modified (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;
B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;
AGREEMENT
NOW THEREFORE, Subsidiary and Agent agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.
By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that (a) with respect to (i) Section 5.1 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and in good standing under the laws of [ ], (b) neither Agent nor Lender shall have any duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, (c) that if Subsidiary is covered by Company’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement, and (d) that as long as Company satisfies the requirements of Section 7.1 of the Loan Agreement, Subsidiary shall not have to provide Agent separate Financial Statements. To the extent that Agent or Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other Person or entity. By way of example (and not an exclusive list): (i) Agent’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed among Company, Agent and Lender shall be deemed provided to Subsidiary; (ii) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (iii) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

3.
Subsidiary agrees not to certificate its equity securities without Agent’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Agent in order to perfect Agent’s security interest in such equity securities.

4.
Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Agreement, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

5.
As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Subsidiary grants to Agent a security interest in all of Subsidiary’s right, title, and interest in and to the Collateral.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]
SUBSIDIARY:
_________________________________.

By:
Name:
Title:
Address:

Telephone: ___________
email:
AGENT:
HERCULES CAPITAL, INC.

By:____________________________________
Name:__________________________________
Title: ___________________________________

Address:
400 Hamilton Ave., Suite 310
Palo Alto, CA 94301
email: legal@herculestech.com
Telephone: 650-289-3060

EXHIBIT F
ACH DEBIT AUTHORIZATION AGREEMENT
Hercules Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Re: Loan and Security Agreement dated as of April 14, 2016 (the “Agreement”) by and among FuelCell Energy, Inc. (“Borrower”), each of its Qualified Subsidiaries (as defined in the Agreement), Hercules Capital, Inc., as agent (“Company”) and the lenders party thereto (collectively, the “Lender”)
In connection with the above referenced Agreement, the Borrower hereby authorizes the Company to initiate debit entries for (i) the periodic payments due under the Agreement and (ii) out-of-pocket legal fees and costs incurred by Agent or Lender pursuant to Section 11.11 of the Agreement to the Borrower’s account indicated below. The Borrower authorizes the depository institution named below to debit to such account. [Note to Borrower: If filed publicly, account info to be redacted for security purposes.]

Depository Name	Branch
City	State and Zip Code
Transit/ABA Number	Account Number
This authority will remain in full force and effect so long as any amounts are due under the Agreement.

FUELCELL ENERGY, INC.
By: _________________________________________
Name: _______________________________________
Title: ________________________________________
Date: ________________________________________

EXHIBIT G
CONNECTICUT INDEBTEDNESS COLLATERAL

1.
CEFIA Financing: Collateral, as granted pursuant to the security agreement for the CEFIA Financing (the “CEFIA Financing Security Agreement”), consists of a security interest in all of Borrower’s interest in: (i) the Project Agreements, including any proceeds therefrom; and (ii) amounts held in Account Number XXXXXXXXX with J.P. Morgan Chase Bank and all proceeds of each of the foregoing and all accessions to, and replacements for each of the foregoing. Project Agreements consist of the Asset Purchase Agreement by and between Borrower, Bridgeport Fuel Cell Park, LLC and Dominion Bridgeport Fuel Cell, Inc., dated December 12, 2012; the Agreement for Engineering, Procurement and Construction for the Bridgeport Fuel Cell Park, Purchase Order No. 70254744, dated as of December 12, 2012 between Borrower and Dominion Bridgeport Fuel Cell, LLC; the Services Agreement dated December 12, 2012 (the “Services Agreement”) between Borrower and Dominion Bridgeport Fuel Cell, LLC; and the Grantor Trust Agreement between Borrower and Branch Banking and Trust Company executed pursuant to Section 8.3 of the Services Agreement.

2.
CDA Financing: Collateral, as granted pursuant to the security agreement for the CDA Financing (the “CDA Financing Security Agreement”), consists of a security interest in all of Borrower’s interest in: (i) all machinery and equipment acquired by Borrower with the proceeds of the CDA Financing as more fully described in Schedule A to the CDA Financing Security Agreement, as may hereafter be modified, amended and supplemented from time to time by the secured party; (ii) all items of machinery and equipment owned or hereafter owned by Borrower and described in Schedule A-1 of the CDA Financing Security Agreement, as may hereafter be modified, amended and supplemented from time to time by the secured party; and the products, accessions and substitutions therfor, and the accounts and proceeds arising from the sale or disposition therof including any returns thereof, including, where applicable, the proceeds of insurance covering the above.

3.
DECD Financing: Collateral, as granted pursuant to the security agreement for the DECD Financing (the “DECD Financing Security Agreement”) and a mortgage agreement for the DECD Financing (the “DECD Mortgage”), consists of: (i) a security interest in all of the Borrower’s interest in certain machinery, equipment and other assets set forth in Schedule A and Schedule A-1 of the DECD Financing Security Agreement; and (ii) a first position mortgage on the real estate known as 3 Great Pasture Road, Danbury, CT and bounded and described in Schedule A to the DECD Mortgage.

SCHEDULE 1
Subsidiaries

1.	Versa Power Systems, Inc., a Delaware corporation.

2.	Versa Power Systems, Ltd., a corporation organized under the laws of Alberta, Canada.

3.	DFC ERG CT, LLC, a Connecticut limited liability company.

4.	FuelCell Energy Finance, LLC, a Connecticut limited liability company.

5.	Setauket Fuel Cell Park, LLC, a New York limited liability company.

6.	Waterbury Renewable Energy, LLC, a Delaware limited liability company.

7.	FCE FuelCell Energy Ltd., a corporation organized under the laws of British Columbia, Canada.

8.	FCE Korea Ltd., a corporation organized under the laws of the Republic of Korea.

9.	FuelCell Energy Solutions GmbH, a corporation organized under the laws of Germany.

SCHEDULE 1A
Current Indebtedness

1.	Loan Agreement, dated April 29, 2008, by and between FUELCELL ENERGY, INC. and THE CONNECTICUT DEVELOPMENT AUTHORITY.

2.	Loan Agreement, dated March 5, 2013, by and between FuelCell Energy, Inc. and the Clean Energy Finance and Investment Authority.

3.
Assistance Agreement by and between The STATE of CONNECTICUT Acting by the DEPARTMENT OF ECONOMIC AND COMMUNITY DEVELOPMENT and FUELCELL ENERGY, INC. dated October 19, 2015 regarding a Phase 1 Loan and Phase 2 Loan to be made to Borrower with regard to the FuelCell Energy Expansion Project, as defined therein

4.	Loan Agreement, dated July 30, 2014, by and between FUELCELL ENERGY FINANCE, LLC, a Connecticut limited liability company and NRG Energy, Inc., a Delaware corporation.

5.	Amended and Restated Lease Agreement, dated as of December 23, 2015, between PNC Energy Capital LLC, a Delaware limited liability company and UCI Fuel Cell, LLC, a Delaware limited liability company.

6.	Guaranty, dated as of July 30, 2014 by FUELCELL ENERGY, INC. in favor of NRG ENERGY, INC.

7.	Master Guaranty Agreement, dated December 11, 2015 by FuelCell Energy, Inc. in favor of PNC Energy Capital LLC.

8.	Guaranty, dated April 28, 2014 by FuelCell Energy, Inc. for the benefit of University of Bridgeport.

9.	Guaranty, dated October 13, 2015 by FuelCell Energy, Inc. for the benefit of County of Alameda.

10.	Parent Guarantee, dated November 23, 2015 by FuelCell Energy, Inc. for the benefit of Pfizer Inc.

11.	Guarantee, dated May 17, 2015, by FuelCell Energy, Inc. in favor of City of Riverside.

12.
Irrevocable Standby Letter of Credit No. CTCS-285954, dated April 25, 2012, in favor of BIOFUELS FUEL CELL, LLC, and U.S. BANKCORP COMMUNITY DEVELOPMENT CORPORATION and the BANK OF NEW YORK MELLON for the account of FUELCELL ENERGY, INC. for an amount of $4,800,000.

13.	Irrevocable Letter of Credit No. CTCS-767201, dated November 8, 2013 in favor of CIGNA HEALTH AND LIFE INSURANCE COMPANY for the account of FUELCELL ENERGY, INC. for the amount of $750,000.

14.
Standby Letter of Credit No. TTTS-700624 as amended by Amendment No. 1, dated May 24, 2013, in favor of THE TRAVELERS INDEMNITY COMPANY for the account of FUELCELL ENERGY, INC. for the amount of $100,000.

15.	Irrevocable Standby Letter of Credit No. CTCS-874167, dated January 16, 2015, in favor of UIL DISTRIBUTED RESOURCES LLC for the account of FUELCELL ENERGY, INC. for the amount of $1,000,000.

16.	Irrevocable Standby Letter of Credit No. CTCS-840261, dated December 2, 2014, in favor of THE UNITED ILLUMINATING COMPANY, for the account of FUELCELL ENERGY, INC. for the amount of $518,736.

17.	Irrevocable Standby Letter of Credit No. CTCS-840219, dated December 2, 2014, in favor of THE UNITED ILLUMINATING COMPANY, for the account of FUELCELL ENERGY, INC. for the amount of $523,636.

18.
Standby Letter of Credit No. CTCS-809963 as amended by Amendment No. 3, dated November 18, 2014, in favor of Zurich American Insurance Company, for the account of FUELCELL ENERGY, INC. for the amount of $1,200,000.

SCHEDULE 1.1
COMMITMENTS

LENDER	TERM COMMITMENT
HERCULES CAPITAL, INC.	$25,000,000
TOTAL COMMITMENTS	$25,000,000

SCHEDULE 5.3
Consents
NONE.

SCHEDULE 5.5
Actions Before Governmental Authorities
NONE.

SCHEDULE 5.8
Tax Matters
NONE.

SCHEDULE 5.9
Intellectual Property Claims
NONE.

SCHEDULE 5.10
Intellectual Property
NONE.

SCHEDULE 5.11
Borrower Products
NONE.

SCHEDULE 5.14
Capitalization
Common stock ($.0001 par value). There are 39,583,333 shares authorized as of January 31, 2016. There were 28,104,525 shares issued and outstanding as of January 31, 2016. Note that the Company has requested an increase in authorized shares to 75,000,000 in conjunction with its Annual Shareholders Meeting to be held on April 7, 2016.

Preferred Stock. The Company has 250,000 shares Preferred Stock Authorized for issuance. At January 31, 2016 there were 64,020 shares of our 5% Series B Cumulative Convertible Perpetual Preferred Stock (Liquidation Preference $1,000) Series B Preferred Stock issued and outstanding.

Subsidiaries:

1.	Versa Power Systems, Inc., a Delaware corporation.

2.	Versa Power Systems, Ltd., a corporation organized under the laws of Alberta, Canada.

3.	DFC ERG CT, LLC, a Connecticut limited liability company.

4.	FuelCell Energy Finance, LLC, a Connecticut limited liability company.

5.	Setauket Fuel Cell Park, LLC, a New York limited liability company.

6.	Waterbury Renewable Energy, LLC, a Delaware limited liability company.

7.	FCE FuelCell Energy Ltd., a corporation organized under the laws of British Columbia, Canada.

8.	FCE Korea Ltd., a corporation organized under the laws of the Republic of Korea.

9.	FuelCell Energy Solutions GmbH, a corporation organized under the laws of Germany.

SCHEDULE AB
Project Companies Indebtedness

1.	Loan Agreement, dated July 30, 2014, by and between FUELCELL ENERGY FINANCE, LLC, a Connecticut limited liability company and NRG Energy, Inc., a Delaware corporation.

a.	Riverside FuelCell, LLC (as subsidiary of FuelCell Energy Finance, LLC has borrowed $1.3 million as of January 31, 2016 which is secured by project assets of this subsidiary.

2.	Amended and Restated Lease Agreement, dated as of December 23, 2015, between PNC Energy Capital LLC, a Delaware limited liability company and UCI Fuel Cell, LLC, a Delaware limited liability company.

SCHEDULE AC
Permitted Shell Subsidiaries

1.	DFC ERG CT, LLC, a Connecticut limited liability company.

2.	Setauket Fuel Cell Park, LLC, a New York limited liability company.

3.	Waterbury Renewable Energy, LLC, a Delaware limited liability company.

SCHEDULE AD
Project Companies

1.	UCI Fuel Cell, LLC, a Delaware limited liability company.

2.	Riverside Fuel Cell, LLC, a Delaware limited liability company.

3.	Yaphank Fuel Cell Park, LLC, a New York limited liability company.

4.	EPCAL Fuel Cell Park, LLC, a New York limited liability company.

5.	Killingly Fuel Cell Park, LLC, Connecticut limited liability company.

6.	Eastern Connecticut Fuel Cell Properties, LLC, a Connecticut limited liability company.

7.	SRJFC, LLC, a Delaware limited liability company.

8.	Farmingdale Fuel Cell, LLC, a New York limited liability company.

9.	Cedar Creek Fuel Cell, LLC, a New York limited liability company.

10.	SoCal Fuel Cell 1, LLC, a Delaware limited liability company.

11.	Groton Fuel Cell 1, LLC, a Connecticut limited liability company.

12.	Central CA Fuel Cell 1, LLC, a Delaware limited liability company.